                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         Aftermarket Technology Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[ATC LOGO]










Dear Stockholders:

Your are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Wednesday, May 5, 1999 at 9:00 a.m., Central time, at the Drake Hotel, 2301 South York Road, Oak Brook, Illinois. Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting, you will be asked to elect directors of the Company. Your Board of Directors recommends a vote FOR each nominee.

Important information regarding the Company is contained in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.



/s/Michael T. DuBose

Michael T. DuBose
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

April 5, 1999

                          AFTERMARKET TECHNOLOGY CORP.
                         ONE OAK HILL CENTER, SUITE 400
                            WESTMONT, ILLINOIS 60559

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              ---------------------



To the Stockholders of
Aftermarket Technology Corp.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp., a Delaware corporation (the "Company"), will be held at the Drake Hotel, 2301 South York Road, Oak Brook, Illinois, on Wednesday, May 5, 1999, at 9:00 a.m., Central time, for the purposes of considering and acting upon the following:

    1. election of ten directors to hold office until the 2000 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified; and

    2. transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 24, 1999 will be entitled to notice of and to vote at the meeting and any adjournments thereof.


                                  By Order of the Board of Directors,

                                  /s/ Joseph Salamunovich

                                  Joseph Salamunovich
                                  Secretary
Dated:  April 5, 1999

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          AFTERMARKET TECHNOLOGY CORP.
                         ONE OAK HILL CENTER, SUITE 400
                            WESTMONT, ILLINOIS 60559

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 5, 1999



                             SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Drake Hotel, 2301 South York Road, Oak Brook, Illinois, on May 5, 1999 at 9:00 a.m., Central time, and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 7, 1999.

    The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited by directors, officers and other regular employees of the Company, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                                     VOTING

    The close of business on March 24, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were outstanding 20,263,172 shares of the Company's Common Stock, $.01 par value ("Common Stock"). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the issued and outstanding shares of Common Stock will be the act of stockholders. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

    Proxies will be voted in accordance with the instructions thereon. In the absence of such instructions, proxies will be voted FOR the Company's nominees for election as directors. As of the date hereof, the Board of Directors is not aware of any matters to be presented for action at the Meeting other than the election of directors. However, should any other matters come before the meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the Meeting or any adjournment thereof.

    Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

                              ELECTION OF DIRECTORS

    The directors of the Company are elected annually. The term of office of all present directors expires on the date of the Meeting, at which ten directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees for election as directors are:

         Robert Anderson          Dr. Michael J. Hartnett
         Richard R. Crowell       Gerald L. Parsky
         Michael T. DuBose        Richard K. Roeder
         Dale F. Frey             William A. Smith
         Mark C. Hardy            J. Richard Stonesifer

    All of the nominees currently serve as directors of the Company. For information regarding each nominee, see "Management--Directors and Executive Officers."

    The Board of Directors was composed of eleven directors prior to March 30, 1999, at which time Fred J. Hall resigned as a director. The vacancy on the Board that resulted from Mr. Hall's resignation was eliminated when the remaining directors voted to reduce the authorized number of directors from eleven to ten.

    Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of the Company's knowledge, all nominees are and will be available to serve.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:



NAME                              AGE        POSITIONS
----                              ---        ---------
Michael T. DuBose                 45         Chairman of the Board, President and Chief Executive Officer
Ronald E. Bradshaw                54         Executive Vice President and President, Autocraft Electronics
Barry C. Kohn                     43         Vice President and Chief Financial Officer
John J. Machota                   47         Vice President--Human Resources
Joseph Salamunovich               39         Vice President, General Counsel and Secretary
Kenneth A. Bear                   47         President, Aaron's Automotive Products, Inc.
Thomas R. Kawsky                  50         President, Autocraft Industries, Inc.
Michael L. LePore                 45         President, Component Remanufacturing Specialists, Inc.
Robert Anderson                   78         Director
Richard R. Crowell                44         Director
Dale F. Frey                      66         Director
Mark C. Hardy                     35         Director
Dr. Michael J. Hartnett           53         Director
Gerald L. Parsky                  56         Director
Richard K. Roeder                 50         Director
William A. Smith                  53         Director
J. Richard Stonesifer             62         Director



    MICHAEL T. DUBOSE joined the Company as Chairman of the Board of Directors, President and Chief Executive Officer on December 15, 1998. Prior to that he served as a consultant to Aurora Capital Partners ("ACP") from December 1997. From 1995 to 1997 Mr. DuBose was Chairman and Chief Executive Officer of Grimes Aerospace Company, an international engineering, manufacturing and distribution company. From 1993 to 1995 he served as Senior Vice President of SAI Corporation's computer equipment manufacturing and systems sector. Prior to that Mr. DuBose held various positions at General Instrument and General Electric Company.

    RONALD E. BRADSHAW has served as Executive Vice President of the Company since March 1998 and as President of the Company's Autocraft Electronics subsidiary since March 1, 1999. Mr. Bradshaw joined the Company following its March 1998 acquisition of the OEM division ("Autocraft") of The Fred Jones Companies, Inc. Prior to that, Mr. Bradshaw served as President and Chief Operating Officer of The Fred Jones Companies since October 1997 and as Senior Vice President and Chief Financial Officer from 1994 to 1997 and as Treasurer from 1990 to 1994. Autocraft Electronics remanufactures engine control modules, radios, instrument and display clusters, and certain other electronic components for General Motors, Ford and certain other OEMs.

    BARRY C. KOHN joined the Company as Vice President and Chief Financial Officer on January 25, 1999. During 1998 he served as a self-employed financial consultant. From 1995 to 1997 Mr. Kohn was Senior Vice President and Chief Financial Officer of Grimes Aerospace Company, an international engineering, manufacturing and distribution company. Between 1987 and 1995 he held increasingly senior positions at Grimes including Treasurer, Controller and Manager of Business Planning. Mr. Kohn is a Certified Public Accountant.

    JOHN J. MACHOTA has served as Vice President--Human Resources of the Company since June 1997. From 1996 to 1997, he was a self-employed human resources consultant. From 1995 to 1996, Mr. Machota was Vice President--Compensation for Waste Management, Inc. and from 1993 to 1995 served as Waste Management's Vice President--Human Resource Services. From 1986 to 1993 Mr. Machota was Vice President--Human Resources for a subsidiary of Waste Management and prior to that held various other positions in the human resources area.

    JOSEPH SALAMUNOVICH joined the Company as Vice President, General Counsel and Secretary in March 1997. From 1995 to March 1997, Mr. Salamunovich was a partner in the law firm of Gibson, Dunn & Crutcher

LLP, where he specialized in corporate and securities law matters. From 1986 to 1995, Mr. Salamunovich was an associate of the same firm.

    KENNETH A. BEAR became President of the Company's Aaron's Automotive Products, Inc. ("Aaron's") subsidiary in February 1998. Prior to that he held various other positions with Aaron's, including Executive Vice President since 1989. Mr. Bear joined Aaron's in 1983. Aaron's remanufactures transmissions and engines for Chrysler and engines for sale to independent aftermarket customers.

    THOMAS R. KAWSKY became President of the Company's Autocraft Industries, Inc. subsidiary in March 1998 following the Autocraft acquisition. Prior to that he served as Vice President and General Manager of the OEM Division of The Fred Jones Companies, Inc. since October 1997 and before joining Fred Jones he served as Vice President--Manufacturing for the G&O Division of TransPro, Inc. since March 1997. Prior to that, Mr. Kawsky was employed by Cummins Engine Company for 26 years, where he served most recently as General Manager--Engines for the Cummins Diesel ReCon Division. Autocraft Industries remanufactures transmissions for Ford.

    MICHAEL L. LEPORE has been President of the Company's Component Remanufacturing Specialists, Inc. ("CRS") subsidiary since 1984. From 1976 to 1984 Mr. LePore was manager of U.S. Operations for Borg Warner Parts and Service Division, a subsidiary of Borg Warner LTD U.K. CRS remanufactures transmissions for General Motors, Isuzu, Hyundai and certain other OEMs.

    ROBERT ANDERSON became a director of the Company in March 1997. Mr. Anderson has been associated with Rockwell International Corporation since 1968, where he has been Chairman Emeritus since 1990 and served previously as Chairman of the Executive Committee from 1988 to 1990 and as Chairman of the Board and Chief Executive Officer from 1979 to 1988. Mr. Anderson is a director of Gulfstream Aerospace Corporation, Motor Cargo Industries, Inc. and Optical Data Systems Company.

    RICHARD R. CROWELL became a director of the Company in July 1994. Mr. Crowell is President and a founding partner of ACP. Prior to forming ACP in 1991, Mr. Crowell was a Managing Director of Rosecliff, Inc., the management company for Acadia Partners L.P. since its inception in 1987.

    DALE F. FREY became a director of the Company in August 1997. Prior to his retirement in early 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984, and was a Vice President of General Electric Company since 1980. Mr. Frey is a director of USF&G Corporation, Praxair, Inc., First American Financial Corporation (until April 1999), Roadway Express and Promus Hotel Corp.

    MARK C. HARDY became a director of the Company in July 1994. Mr. Hardy is a Principal of ACP and joined ACP in June 1993. Prior to joining ACP, Mr. Hardy was an Associate at Bain & Company, a consulting firm.

    DR. MICHAEL J. HARTNETT became a director of the Company in July 1994. Since March 1992 Dr. Hartnett has been Chairman, President and Chief Executive Officer of Roller Bearing Company of America, Inc., a manufacturer of ball and roller bearings. Prior to joining Roller Bearing in 1990 as General Manager of its Industrial Tectonics subsidiary, Dr. Hartnett spent 18 years with The Torrington Company, a bearing manufacturer.

    GERALD L. PARSKY became a director of the Company in March 1997. Mr. Parsky is the Chairman and a founding partner of ACP. Prior to forming ACP in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees of the law firm of Gibson, Dunn & Crutcher LLP. Prior to that, he served as an official with the United States Treasury Department and the Federal Energy Office, and as Assistant Secretary of the Treasury for International Affairs.

    RICHARD K. ROEDER became a director of the Company in July 1994. Mr. Roeder is a founding partner and Managing Director of ACP. Prior to forming ACP in 1991, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee.

    WILLIAM A. SMITH has been a director of the Company since July 1994. He served as Chairman Emeritus of the Board of Directors from August 1997 to December 1998 and prior to that served as Chairman of the Board since July 1994. Mr. Smith was President and Chief Executive Officer of the Company from July 1994 until October 1996. From March 1993 to July 1994, Mr. Smith served as a consultant to ACP in connection with the formation of the Company and its initial acquisitions. From March 1992 to March 1993, Mr. Smith was President of the Rucker Fluid Power Division of Lucas Industries, plc. Prior to that, Mr. Smith held various positions with Navistar International Transportation Corporation, Labinal, Inc. (a French automotive and aerospace equipment manufacturer) and Cummins Engine Company.

    J. RICHARD STONESIFER became a director of the Company in August 1997. Prior to his retirement in 1996, Mr. Stonesifer was employed with the General Electric Company for 37 years, serving most recently as President and Chief Executive Officer of GE Appliances, and an executive officer and Senior Vice President of the General Electric Company, from January 1992 until his retirement.

    Effective March 30, 1999, Mr. Fred J. Hall resigned as a director of the Company. Mr. Hall, who became a director of the Company in May 1998, is Chairman of the Board, President and Chief Executive Officer of The Fred Jones Companies, Inc. The Fred Jones Companies has a line of business that is competitive with a line of business recently commenced by the Company. In light of this, Mr. Hall decided to resign from the Company's Board in order to avoid any potential conflicts of interest.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD MEETINGS

    The Company maintains an Audit Committee and a Compensation and Human Resources Committee. It does not have a nominating committee.

    The Audit Committee is charged with establishing the scope of the Company's audit procedures, negotiating with and retaining the Company's independent auditors, reviewing and presenting to the Board of Directors for approval the audit reports rendered to the Audit Committee and initiating any other such audit procedures that it may deem necessary or advisable with respect to the financial control of the Company's operations. During 1998, the Audit Committee was comprised of Messrs. Anderson, Frey (Chairman) and Roeder. The Audit Committee met two times during 1998.

    The Compensation and Human Resources Committee establishes the general compensation policies of the Company, establishes the specific compensation programs utilized by the Company with respect to the executive officers of the Company and makes recommendations to the Board of Directors regarding the salaries of executive officers and the granting of stock options to eligible employees. During 1998, the Compensation and Human Resources Committee was comprised of Messrs. Crowell, Parsky and Stonesifer (Chairman). The Compensation and Human Resources Committee met four times during 1998.

    The Board of Directors held eight meetings during 1998. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served in 1998.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for service on the Board of Directors or its committees, and the Company does not expect to pay fees to its directors for the foreseeable future. The Company reimburses directors for their expenses in connection with attending Board and committee meetings.

    At the time that Messrs. Anderson, Frey and Stonesifer joined the Board of Directors in 1997, they were each granted options to purchase 12,000 shares of the Common Stock at an exercise price of $15.25, $18.25 and $18.25 per share, respectively. At the time Mr. Hall joined the Board of Directors in May 1998, he was granted options to purchase 12,000 shares of the Common stock at an exercise price of $18.125 per share. At the same time, Messrs. Anderson, Frey and Stonesifer were each granted additional options to purchase 24,000 shares of the Common Stock on the same terms as Mr. Hall. In November 1998, all of the options previously granted to Messrs. Anderson,

Frey, Hall and Stonesifer were canceled and replaced with an equal number of new options with an exercise price of $5.3125 per share.

    In each case that options were granted to directors, the option exercise price was equal to the closing price of a share the Common Stock on the Nasdaq National Market System on the date the options were granted, except in the case of the initial options to Messrs. Anderson, Frey and Stonesifer, which were granted at an exercise price equal to such closing price less $3.00.

    During 1998, Mr. Smith receives $126,224 to serve as Chairman Emeritus of the Board of Directors pursuant to an employment agreement that expired on December 31, 1998.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that the following forms were not filed on timely basis: a Form 3 for Mr. DuBose that was due in December 1998; Form 4s for James R. Wehr (former President of Aaron's) that were due in June and July 1998 to report the disposition of 31,000 and 45,000 shares of Common Stock, respectively; a Form 4 for Mr. Kawsky that was due in October 1998 to report the grant of options to purchase 15,000 shares of Common Stock; and a Form 4 for Mr. LePore that was due in July 1998 to report the exercise of options to purchase 11,696 shares of Common Stock and the grant of options to purchase 15,000 shares of Common Stock. These oversights were subsequently corrected when Mr. DuBose filed a Form 3 in February 1999, Mr. Wehr filed Form 4s in August 1998, and Messrs. Kawsky and LePore filed Form 5s in February 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the three most recently completed fiscal years, the cash compensation for services in all capacities to the Company of those persons who were, as of December 31, 1998, (i) the Company's current Chief Executive Officer, (ii) the Company's former Chief Executive Officer, and (iii) the four other most highly compensated executive officers of the Company and its subsidiaries during the last fiscal year (collectively, the "Named Executive Officers"):


                                                        Annual                   Long-term
                                                     Compensation           Compensation Awards
                                               ------------------------    -----------------------
                                                                             Number Of Securities
                                                                                  Underlying          All Other
Name And Principal Position           Year     Salary (1)     Bonus (2)        Options (#) (3)       Compensation
---------------------------           ----     ----------     ---------        ---------------       ------------
 Michael T. DuBose (4)                1998     $  17,534              --          500,000                 --
   Chairman, President and            1997            --              --               --                 --
   Chief Executive Officer            1996            --              --               --                 --

 Stephen J. Perkins (5)               1998       335,000              --          332,000(6)              --
   Former Chairman, President         1997       300,000       $ 225,000               --                 --
   and Chief Executive Officer        1996        70,385         125,000          498,000(6)              --

 Ronald E. Bradshaw (7)               1998       227,417         157,552           45,000                 --
   Executive Vice President and       1997            --              --               --                 --
   President, Autocraft Electronics   1996            --              --               --                 --

 Michael L. LePore                    1998       236,376          23,637           15,000                 --
   President, CRS                     1997       232,425          71,377               --                 --
                                      1996       226,520         181,745               --                 --

 Wesley N. Dearbaugh (8)              1998       215,000              --               --             94,734(9)
   Former President, ATC              1997       200,000          47,400               --                 --
   Distribution Group                 1996       116,457          50,000          140,352                 --

 Kenneth A. Bear (10)                 1998       176,538          18,000           20,000                 --
   President, Aaron's                 1997       120,368          52,662               --                 --
                                      1996       104,000          80,000               --                 --



(1) For information regarding the base salary of each Named Executive Officer in 1999 see "Executive Compensation--Employment Agreements."

(2) Bonuses for a particular year are paid during the first quarter of the following year.

(3) Consists of options to purchase securities of the Company, which options were issued pursuant to the Company's 1996 Stock Incentive Plan (the "1996 Plan") or its 1998 Stock Incentive Plan (the "1998 Plan"). Pursuant to the 1996 and 1998 Plans, the Compensation and Human Resources Committee of the Board of Directors makes recommendations to the Board of Directors regarding the terms and conditions of each option to be granted.

(4) Mr. DuBose became Chairman, President and Chief Executive Officer in December 1998.

(5) Mr. Perkins became Chairman, President and Chief Executive Officer in October 1996 and ceased to hold such positions in December 1998.

(6) The options granted in 1998 replaced the options granted in 1996. See "Executive Compensation--Option Repricing Table."

(7)  Mr. Bradshaw became Executive Vice President in March 1998.

(8) Mr. Dearbaugh became President of the Company's Distribution Group in June 1996 and ceased to hold such position in March 1999.

(9) Consists of (i) a one-time bonus paid in connection with Mr. Dearbaugh's relocation from Arizona to Illinois and (ii) reimbursement of certain real estate costs incurred by Mr. Dearbaugh in such relocation, grossed up for tax effect.

(10) Mr. Bear became President of Aaron's in February 1998. Prior to that he served as Executive Vice President of Aaron's.

OPTION GRANTS TABLE

    Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1998:


                                    Individual                                              Potential Realizable
                                      Grants                                                  Value At Assumed
                            ------------------------------                                     Annual Rates Of
                               Number Of       % Of Total                                        Stock Price
                              Securities         Options                                         Appreciation
                              Underlying       Granted To       Exercise                      For Option Term(1)
                            Options Granted   Employees In        Price       Expiration    ---------------------
            Name                  (#)          Fiscal Year      ($/Share)        Date        5% ($)      10% ($)
--------------------------  ---------------   ------------      ---------     ----------    --------   ----------
Michael T. DuBose......        300,000 (2)        26.5          $  5.00       12/15/08      $943,342   $2,390,614
                               200,000 (3)        17.7            10.00       12/15/08            --      593,742
Stephen J. Perkins.....        332,000 (4)        29.3             5.00       12/31/02       357,740      770,406
Michael L. LePore......         15,000 (5)         1.3            18.125       5/12/08       174,035      438,162
Ronald E. Bradshaw.....         30,000 (6)         2.7            20.25         4/1/08       382,053      968,199
                                15,000 (5)         1.3            18.125       5/12/08       174,035      438,162
Wesley N. Dearbaugh....             --              --               --             --            --           --
Kenneth A. Bear........         20,000 (5)         1.8            18.125       5/12/08       232,047      584,216


----------
(1) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

(2) These options were granted under the 1998 Plan and vest and become exercisable as follows: 166,667 on December 15, 1999 and 133,333 on December 15, 2000.

(3) These options were granted under the 1998 Plan and vest and become exercisable as follows: 33,334 on December 15, 2000 and 166,666 on December 15, 2001.

(4) These options were granted under the 1996 Plan and are fully vested and exercisable. These options were granted in replacement of a like number of fully vested and exercisable options that were granted in October 1996 having an exercise price of $4.67 per share that would have terminated on January 30, 1999. See "Executive Compensation--Option Repricing Table."

(5) These options were granted under the 1998 Plan. One third of the options vest and become exercisable on each of May 12, 1999, 2001 and 2003.

(6) These options were granted under the 1996 Plan. One third of the options vest and become exercisable on each of April 1, 1999, 2001 and 2003.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

    Shown below is information relating to the exercise of stock options during 1998 by the Named Executive Officers and the value of unexercised options for each of the Named Executive Officers as of December 31, 1998:


                                                             Number Of Securities           Value Of Unexercised
                                                             Underlying Unexercised         In-the-money Options
                                Shares                     Options At Fiscal Year-end     At Fiscal Year-end (1)
                             Acquired On       Value       ----------------------------  ---------------------------
           Name                Exercise       Realized     Exercisable    Unexercisable  Exercisable   Unexercisable
--------------------------   -----------     ---------     ------------   -------------  -----------   -------------
Michael T. DuBose......            --              --              --        500,000             --      $862,500
Stephen J. Perkins.....            --              --         332,000             --       $954,500            --
Michael L. LePore......        11,696        $180,762          11,696         26,696         72,574        72,574
Ronald E. Bradshaw.....            --              --              --         45,000             --            --
Wesley N. Dearbaugh....            --              --          35,088        105,264        112,457       337,371
Kenneth A. Bear........            --              --          46,784         43,392        290,295       145,147



----------
(1) Calculated using the closing price of the Common Stock on the Nasdaq National Market System on December 31, 1998, which was $7.875 per share.

OPTION REPRICING TABLE


                                                                                                    Length Of
                                         Number Of                                                  Original
                                         Securities    Market Price                                Option Term
                                         Underlying    Of Stock At      Exercise                   Remaining At
                                          Options        Time Of      Price At Time                   Date Of
                                         Repriced Or   Repricing Or   Of Repricing   New Exercise  Repricing Or
       Name                  Date         Amended       Amendment     Or Amendment      Price       Amendment
-----------------------     --------    ------------   ------------   ------------   ------------  ------------
Stephen J. Perkins.....     12/15/98     498,000 (1)      $5.00          $4.67          $5.00       46 days (2)


(1) These options were replaced with new options to purchase 332,000 shares of Common Stock.

(2) The replaced options by their terms were to expire on October 1, 2007 unless Mr. Perkins ceased to be employed by the Company prior to then, in which case they would have terminated 30 days after he ceased to be so employed. Mr. Perkins' employment with the Company ended December 31, 1998.

REPORT OF THE COMPENSATION & HUMAN RESOURCES COMMITTEE ON REPRICING OF OPTIONS

    Mr. Perkins joined the Company in October 1996, at which time he was granted options to purchase 498,000 shares of the Common Stock at $4.67 per share. These options were to vest over three years and would expire ten years after the date of grant unless Mr. Perkins ceased to be an employee of the Company before then, in which case the options would terminated 30 days after he ceased to be employed. At the time that Mr. Perkins resigned as Chief Executive Officer of the Company, 332,000 of the options had vested and were exercisable. As a result of Mr. Perkins' resignation, these vested options would have expired at the end of January 1999.

    The Compensation and Human Resources Committee concluded that, in recognition of Mr. Perkins' many contributions to the growth of the Company, it was appropriate to permit Mr. Perkins an additional four years in which to exercise his vested options. Therefore, the Company cancelled the 332,000 vested options and replaced them with an equal number of fully vested new options that will expire on December 31, 2002 and have an exercise price equal to the fair market value of the Common Stock on the date of grant of the new options ($5.00). The new exercise price represents a 7% increase over the old exercise price. By increasing the exercise price to fair market value, the Company is not required to recognize any compensation expense in connection with the grant of the new options. The 166,000 old options that were not vested as of the time Mr. Perkins resigned were terminated according to their terms.

                             The Compensation and Human Resources Committee
                                  J. Richard Stonesifer, Chairman
                                  Richard R. Crowell
                                  Gerald L. Parsky

EMPLOYMENT AGREEMENTS

    The Company typically enters into an employment agreement with each of its executive officers (including the Named Executive Officers) that provides for a three-year term and is automatically renewable thereafter on a year-to-year basis. The agreement includes a noncompetition provision for a period of 18 months from the termination of the executive officer's employment with the Company (except in the case of Mr. LePore, whose noncompetition provision expires June 1, 2002) and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. The executive officer is entitled to severance equal to his base salary for a period of 12 months after termination if he is terminated without cause (as defined in the employment agreement), except in the cases of (i) Mr. DuBose, whose severance period is the longer of 24 months or the balance of the initial contract term, and (ii) Messrs. Perkins and LePore, whose severance period is 18 months. Set forth below is the current annual base salary for each of the Named Executive
Officers:


                                             Annual          End Of Initial
                  Name                     Base Salary        Contract Term
         -------------------------------   ------------      ---------------
         Michael T. DuBose..............    $400,000            12/15/02
         Stephen J. Perkins.............     335,000(1)            (2)
         Ronald E. Bradshaw.............     275,000             3/6/01
         Michael L. LePore..............     240,158             6/1/00
         Wesley N. Dearbaugh............     215,000(3)            (4)
         Kenneth A. Bear................     200,000           year-to-year


----------
(1) Mr. Perkins is receiving severance payments at this rate through June 30, 2000.

(2)  Mr. Perkins ceased to be an employee of the Company on December 31, 1998.

(3) Mr. Dearbaugh is receiving severance payments at this rate through August 18, 2000.

(4)  Mr. Dearbaugh ceased to be an employee of the Company on March 31, 1999.

1996 AND 1998 STOCK INCENTIVE PLANS

    Pursuant to the 1996 and 1998 Plans, officers, directors, employees and consultants of the Company and its affiliates are eligible to receive options to purchase Common Stock and other awards. Awards under the 1996 Plan are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. Awards under the 1998 Plan may take the form of stock options, annual incentive bonuses and incentive stock.

    The Plans are administered by the Compensation and Human Resources Committee of the Board of Directors (the "Committee"), although the Board of Directors may exercise any authority of the Committee under the Plans in lieu of the Committee's exercise thereof. While the Plans permit the Committee to grant awards, such grants are typically made by the Board of Directors based on the Committee's recommendations regarding the recipients and type and amount of awards. Subject to the express provisions of the Plans, the Committee has broad authority in administering and interpreting the Plans. Options granted to employees may be options intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. Awards to employees may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Committee, any change of control of the Company.

    The aggregate number of shares of Common Stock that can be issued under the 1996 Plan may not exceed 2,400,000. As of February 4, 1999, there were outstanding options to purchase an aggregate of 922,332 shares of Common Stock granted to officers and employees of the Company and its subsidiaries and certain independent contractors pursuant to the 1996 Plan, and the number of shares available for issuance pursuant to options yet to be granted under the 1996 Plan was 240,694.

    The aggregate number of shares of Common Stock that can be issued under the 1998 Plan may not exceed 1,200,000. As of February 4, 1999, there were outstanding options to purchase an aggregate of 880,500 shares of Common Stock granted to directors, officers and employees of the Company and its subsidiaries pursuant to the 1998 Plan, and the number of shares available for issuance pursuant to options yet to be granted under the 1998 Plan was 319,500.

    In most cases, outstanding options are subject to certain vesting provisions and expire on the tenth anniversary of the date of grant. The exercise prices of options outstanding under the 1996 and 1998 Plans as of February 4, 1999 are as follows:


              Number Of Option Shares         Exercise Price
              -----------------------         --------------
                     289,804                   $  1.67
                     235,440                      4.67
                     632,000                      5.00
                     120,000                    5.3125
                       3,000                    5.5625
                     200,000                     10.00
                       6,000                    10.938
                      35,088                     14.75
                       1,500                     18.00
                     250,000                    18.125
                      30,000                     20.25



    For information regarding options granted to directors and officers of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

    REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE
     COMPENSATION

    The executive compensation program is administered by the Compensation and Human Resources Committee of the Board of Directors, which consists of three non-employee directors, Messrs. Crowell, Parsky and Stonesifer.

    COMPENSATION PHILOSOPHY

    The goals of the executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and motivate high caliber executives whose contributions are critical to its long-term success. A substantial portion of executive compensation should be linked to increased stockholder value and achievement of financial results. The existing executive compensation program consists of three elements: base salary, short-term incentives (annual bonus) and long-term incentives (stock options). Each executive's compensation is linked to the achievement of both specific individual goals and the Company's annual operating plan.

    Federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. There is an exception to this rule for "performance-based compensation." To qualify as "performance-based compensation," payments must be made from a plan that is administered by a committee of independent directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved before payments can be awarded. The Committee intends to design the Company's compensation programs to conform with federal law so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation in excess of $1 million that qualifies as "performance-based" or is otherwise exempt. However, the Company may pay compensation that is not deductible in limited circumstances when prudent management of the Company so requires.

    BASE SALARY

    The initial base salaries of several of the Company's executive officers are set forth in their employment agreements, which in most cases were negotiated between the Company and the officers at the time the officers joined the Company. See "Executive Compensation--Employment Agreements." With respect to those executive officers who do not have employment agreements and with respect to increases in base salary for any executive officers other than the Chief Executive Officer, the Committee receives recommendations from the Chief Executive Officer, which it considers, modifies (if appropriate) and approves. The recommendations, as approved by the Committee, are then submitted to the full Board of Directors for its consideration and approval. The salary level for each person reflects, among other things, the Committee's assessment of (i) the salary necessary to attract and retain a person with the skills and knowledge required by the position, (ii) the accountability of the person and his impact on the results of the Company, and (iii) external salary data for the similar position at comparable companies.

    SHORT-TERM INCENTIVES - ANNUAL PERFORMANCE BONUS

    With respect to annual performance bonuses for each of the Company's executive officers other than the Chief Executive Officer, the Chief Executive Officer submits recommendations to the Committee at the beginning of the year. The recommendations consist of target bonuses (stated as a percentage of base salary) tied to specific levels of achievement of the relevant operating plan for the year. Bonuses for executive officers at the corporate headquarters (E.G., the Chief Financial Officer) are tied to the Company's overall operating plan while bonuses for executive officers at the various subsidiaries are tied to the relevant subsidiary operating plan. The Committee then considers, modifies (if appropriate) and approves the Chief Executive Officer's recommendations, after which they are submitted to the full Board of Directors for consideration and approval. Following the end of the year, the bonuses are awarded based on the extent to which the Company and the subsidiaries achieve their operating plans for the year, as well as the Chief Executive Officer's and Committee's assessment of each executive officer's individual performance during the year.

    The employment agreements for specific executive officers set out the maximum bonus that can be awarded to such officers, which is stated as a percentage of base salary.

    The annual operating plans for the Company and for each of its subsidiaries for a given year are recommended by the Chief Executive Officer to the Board of Directors for its approval at the beginning of the year.

    LONG-TERM INCENTIVES - STOCK OPTIONS

    During 1998, the Company made stock option grants to certain of the Company's executive officers under the 1998 Plan. As part of the Company's compensation program, the Chief Executive Officer annually submits to the Committee a list of executive officers who are being recommended for stock option awards, together with the recommended sizes of their awards. In assessing these recommendations, the Committee's primary considerations are the performance of each executive officer, the grant value of the award and the number of options previously granted. The recommendations, as approved by the Committee, are then submitted to the full Board of Directors for its consideration and approval.

    Each grant enables the officer to acquire, subject to the completion of a vesting period, shares of the Common Stock at a fixed price per share (the market price on the date of grant) over a ten-year period. The option grant vests in periodic installments over a three- to five-year period, contingent upon the executive officer's continued employment with the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Perkins' base salary was increased from $300,000 to $335,000 at the beginning of 1998 based upon the Committee's review of external survey data of CEO compensation and the Company's performance in 1997. Mr. Perkins left the Company in December 1998. For 1998, Mr. Perkins did not receive an annual bonus award nor was he awarded any stock options under the Company's annual grant. Mr. Perkins' previously granted stock options were adjusted in December 1998. See "Executive Compensation--Option Repricing Table."

    Mr. DuBose's 1998 base salary of $400,000 was established through arm's length negotiations between Mr. DuBose and members of the Committee prior to his joining the Company. The Committee determined that such base salary is within the salary range previously utilized by the Committee for the position of Chief Executive Officer, as well as in line with the salaries paid to the Company's other executive officers. As part of his employment agreement, Mr. DuBose was also granted a stock option award of 500,000 shares, which will vest over a three-year period. A portion of this award was granted with an exercise price of $5.00 per share (the fair market value of the Common Stock on the date of Mr. DuBose's hire), while the remainder of the award was granted with an exercise price of $10.00 per share.

    SUMMARY

    The Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with the incentive to perform at superior levels and in a manner that is directly aligned with the economic interests of the Company's stockholders.


                             The Compensation and Human Resources Committee
                                  J. Richard Stonesifer, Chairman
                                  Richard R. Crowell
                                  Gerald L. Parsky

    The report of the Compensation and Human Resources Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The members of the Compensation and Human Resources Committee are Messrs. Crowell, Parsky and Stonesifer. Messrs. Crowell and Parsky are (i) two of the three stockholders and directors of Aurora Advisors, Inc., the general partner of ACP, which is the general partner of Aurora Equity Partners, L.P. ("AEP"), a significant stockholder of the Company, and (ii) two of the three stockholders and directors of Aurora Overseas Advisors, Ltd., the general partner of Aurora Overseas Capital Partners L.P., the general partner of Aurora Overseas Equity Partners I, L.P. ("AOEP" and, together with AEP, the "Aurora Partnerships"), also a significant stockholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, Messrs. Crowell and Parsky are two of the three managing directors of ACP, which provides management services to the Company pursuant to a management services agreement. See "Certain Transactions."

                                PERFORMANCE GRAPH

    The following graph shows the Company's total return to stockholders compared to a Peer Group Index and the Nasdaq Market Index over the period from December 17, 1996 (the initial day of trading of the Company's Common Stock on the Nasdaq National Market) to December 31, 1998 (the final day of the most recently completed fiscal year).

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
     AFTERMARKET TECHNOLOGY CORP., PEER GROUP INDEX AND NASDAQ MARKET INDEX









                            [STOCK PERFORMANCE CHART]





                      DECEMBER 17, 1996 - DECEMBER 31, 1998


                                               12/17/96      12/31/96      12/31/97       12/31/98
                                               --------      --------      --------       --------
Aftermarket Technology Corp (1)...........     $100.00        $100.73       $105.84       $  45.99
Peer Group Index..........................      100.00         101.01        126.85         139.69
Nasdaq Market Index.......................      100.00         100.00        122.32         172.52


----------
(1) Based on the investment being made at $17.125 per share (the closing price on December 17, 1996). If the investment had been made at $13.50 (the initial public offering price), the value of the investment as of December 31, 1996, 1997 and 1998 would have been $127.78, $134.30 and $58.33, respectively.

    The Peer Group Index was originally comprised of seven publicly-traded companies engaged in businesses in the automotive aftermarket that are comparable to that of the Company and, in management's opinion, most closely represent the Company's peer group. Two of the Peer Group companies ceased to be publicly traded during 1998 Copies of the Peer Group Index can be obtained by mail from the Company.

    Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices at the closing price on December 17, 1996 (the initial day of trading of the Company's Common Stock). The graph then presents the value of these investments, assuming reinvestment of dividends, through the close of trading on December 31, 1998.

    The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

    The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Common Stock (the only class of issued and outstanding voting securities of the Company), as of February 4, 1999, by each director of the Company, each of the Named Executive Officers, the directors and executive officers of the Company as a group and each person who at such time was known by the Company to beneficially own more than 5% of the outstanding shares of any class of voting securities of the Company.


                                                                                    Number Of         Voting
                                                                                    Shares (1)      Percentage
                                                                                    ----------      ----------
Aurora Equity Partners L.P. (other beneficial owners: Richard R.
   Crowell, Gerald L. Parsky and Richard K. Roeder) (2)(3).................           9,927,536        49.0
Aurora Overseas Equity Partners I, L.P. (other beneficial owners:
   Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder) (4).........           4,069,392        20.1
General Electric Pension Trust (5).........................................           2,038,152        10.1
Investment Advisors, Inc (6)...............................................           1,141,400         5.6
Michael T. DuBose (7)......................................................               5,000         *
Stephen J. Perkins (8).....................................................             335,000         1.6
Ronald E. Bradshaw (9).....................................................              11,000         *
Michael L. LePore (10).....................................................              60,080         *
Wesley N. Dearbaugh (11)...................................................              36,088         *
Kenneth A. Bear (12).......................................................              47,084         *
Robert Anderson (13)(14)...................................................              36,918         *
Richard R. Crowell (2)(3)(4)(14)...........................................          11,040,453        54.5
Dale F. Frey (15)..........................................................              22,000         *
Fred J. Hall (16)..........................................................              25,600         *
Mark C. Hardy (3)(14)(17)..................................................              16,460         *
Dr. Michael J. Hartnett (18)...............................................              80,176         *
Gerald L. Parsky (2)(3)(4)(14)(19).........................................          11,040,453        54.5
Richard K. Roeder (2)(3)(4)(14)............................................          11,040,453        54.5
J. Richard Stonesifer (20).................................................              17,000         *
William A. Smith (21)......................................................             545,984         2.7
All directors and officers as a group (18 persons) (22)....................          11,870,063        58.1



----------
*    Less than 1%.

(1) The shares of Common Stock underlying options or warrants that are exercisable as of February 4, 1999 or that will become exercisable within 60 days thereafter (such options being referred to as "Exercisable") are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options or warrants, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Consists of (i) 6,971,061 shares owned by AEP (one of the Aurora Partnerships), (ii) 2,038,152 shares owned by the General Electric Pension Trust ("GEPT") (see Note 5 below) and (iii) 918,323 shares that are subject to an irrevocable proxy granted to the Aurora Partnerships by certain holders of Common Stock, including

     Messrs. Anderson, Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP (the other Aurora Partnership). The proxy terminates upon the earlier of the transfer of such shares or July 31, 2004. AEP is a Delaware limited partnership the general partner of which is ACP, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Advisors, are limited partners of ACP and may be deemed to beneficially share ownership of the Common Stock beneficially owned by AEP and may be deemed to be the organizers of the Company under regulations promulgated under the Securities Act.

(3) The address of this stockholder is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(4) Consists of (i) 1,112,917 shares owned by AOEP, (ii) 2,038,152 shares owned by GEPT (see Note 5 below) and (iii) 918,323 shares that are subject to an irrevocable proxy granted to the Aurora Partnerships by certain holders of Common Stock, including Messrs. Anderson, Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the earlier of the transfer of such shares or July 31, 2004. AOEP is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P., a Cayman Islands limited partnership, whose general partner is Aurora Overseas Advisors, Ltd. Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of Aurora Overseas Advisor,, are limited partners of Aurora Overseas Capital Partners and may be deemed to beneficially own the shares of the Company's Common Stock beneficially owned by AOEP. AOEP's address is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(5) With limited exceptions, GEPT has agreed to vote these shares in the same manner as the Aurora Partnerships vote their respective shares of Common Stock. This provision terminates upon the earlier of the transfer of such shares or July 31, 2004. GEPT's address is 3003 Summer Street, Stamford, CT 06905.

(6) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 1999. The address of Investment Advisors, Inc., is 3700 First Bank Place, Box 357, Minneapolis, MN 55440.

(7) Excludes 500,000 shares subject to options granted under the 1998 Plan that are not Exercisable. Mr. DuBose's address is One Oak Hill Center, Suite 400, Westmont, IL 60559.

(8) Includes 322,000 shares subject to options granted under the 1996 Plan that are Exercisable. Mr. Perkins' address is 14735 Pine Tree Road, Orland Park, IL 60462.

(9) Includes 10,000 shares subject to options granted under the 1996 Plan that are Exercisable. Excludes 35,000 shares subject to options granted under the 1996 and 1998 Plans that are not Exercisable. Mr. Bradshaw's address is 201 Robert S. Kerr, Suite 201, Oklahoma City, OK 73102.

(10) Includes 11,696 shares subject to options granted under the 1996 Plan that are Exercisable. Excludes 26,696 shares subject to options granted under the 1996 and 1998 Plans that are not Exercisable. Mr. LePore's address is 400 Corporate Drive, Mahwah, NJ 07430.

(11) Includes 35,088 shares subject to options granted under the 1996 Plan that are Exercisable. Excludes 105,264 shares subject to options granted under the 1996 Plan that are not Exercisable. Mr. Dearbaugh's address is 2318 Brookwood Court, Aurora, IL 60504.

(12) Includes 46,784 shares subject to options granted under the 1996 Plan that are Exercisable. Excludes 43,392 shares subject to options granted under the 1996 and 1998 Plans that are not Exercisable. Mr. Bear's address is 2699 North Westgate, Springfield, MO 65803.

(13) Includes (i) 4,290 shares held by Mr. Anderson's wife (including 2,790 shares held by her as trustee for her relatives), as to which Mr. Anderson disclaims beneficial ownership, and (ii) 12,000 shares subject to options granted under the 1998 Plan that are Exercisable. Excludes 24,000 shares subject to options granted under the 1998 Plan that are not Exercisable. Mr. Anderson's address is 10877 Wilshire Boulevard, Suite 1405, Los Angeles, CA 90024-4341.

(14) The shares actually owned by this person (as distinguished from the shares that this person is deemed to beneficially own) are subject to an irrevocable proxy granted to the Aurora Partnerships.

(15) Includes 12,000 shares subject to options granted under the 1998 Plan that are Exercisable. Excludes 24,000 shares subject to options granted under the 1998 Plan that are not Exercisable. Mr. Frey's address is One Gorham Island, Westport, CT 06880.

(16) Consists of (i) 4,000 shares subject to options granted under the 1998 Plan that are Exercisable, and (ii) 21,600 shares owned by Fred Jones Industries A Limited Partnership, a Texas limited partnership ("Fred Jones Industries"), which is a significant stockholder of The Fred Jones Companies, Inc. The general partner of Fred Jones Industries is a corporation of which Mr. Hall is a director, officer and significant stockholder. Mr. Hall is also a limited partner of Fred Jones Industries. Excludes 8,000 shares subject to options granted under the 1998 Plan that are not Exercisable. Mr. Hall disclaims beneficial ownership of the shares owned by Fred Jones Industries. Mr. Hall resigned as a director of the Company effective March 30, 1999. Mr. Hall's address is 123 South Hudson Avenue, Oklahoma City, OK 73102

(17) Includes 8,000 shares subject to options granted under the 1996 Plan that are Exercisable. Excludes 4,000 shares subject to options granted under the 1996 Plan that are not Exercisable.

(18) Includes 70,176 shares subject to exercisable warrants. Mr. Hartnett's address is 60 Round Hill Road, Fairfield, CT 06430.

(19) Includes 2,000 shares held by Mr. Parsky's wife, as to which Mr. Parsky disclaims beneficial ownership.

(20) Includes 12,000 shares subject to options granted under the 1998 Plan that are Exercisable. Excludes 24,000 shares subject to options granted under the 1998 Plan that are not Exercisable. Mr. Stonesifer's address is 8473 Bay Colony Drive, Naples, FL 34108.

(21) Mr. Smith's address is 629 SW 293rd Street, Federal Way, WA 98023.

(22) Excludes shares held by (i) Named Executive Officers who are no longer officers of the Company and (ii) Mr. Hall. Includes 194,352 shares subject to warrants and options that are Exercisable. Excludes 244,480 shares subject to options granted under the 1996 and 1998 Plans that are not Exercisable.

                              CERTAIN TRANSACTIONS

    The Company believes the transactions described below were beneficial to the Company and were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties pursuant to arms-length negotiations.

RELATIONSHIP WITH ACP

    The Company was formed in 1994 at the direction of ACP, which is affiliated with the Aurora Partnerships. ACP is controlled by Messrs. Crowell, Parsky and Roeder, who are directors of the Company. See "Security Ownership of Certain Beneficial Owners and Management." As of March 1, 1999, the Company had paid ACP aggregate fees of approximately $4.4 million for investment banking services provided by ACP in connection with the Company's acquisitions in 1995-1998.

    The Company also pays to ACP a base annual management fee of $550,000 for advisory and consulting services pursuant to a written management services agreement (the "Management Services Agreement"). ACP is also entitled to reimbursements from the Company for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. The base annual management fee is subject to increase, at the discretion of the disinterested members of the Company's Board of Directors, by up to an aggregate of $250,000 in the event the Company consummates one or more significant corporate transactions. The base annual management fee has not been increased as a result of any of the Company's acquisitions. The base annual management fee is also subject to increase for specified cost of living increases pursuant to which the base annual management fee was most recently increased in January 1999 from $540,000. If the Company's EBITDA in any year exceeds management's budgeted EBITDA by 15.0% or more for that year, ACP will be entitled to receive an additional management fee equal to one half of its base annual management fee for such year. Because the Company's EBITDA did not exceed management's budgeted EBITDA by 15.0% in 1998, ACP did not receive this additional management fee in 1998. In the event the Company consummates any significant acquisitions or dispositions, ACP will be entitled to receive a closing fee from the Company equal to 2.0% of the first $75.0 million of the acquisition consideration (including debt assumed and current assets retained) and 1.0% of acquisition consideration (including debt assumed and current assets retained) in excess of $75.0 million. Notwithstanding the foregoing, no payment will be made to ACP pursuant to the Management Services Agreement at any time that certain events of default shall have occurred and be then continuing under any of the Indentures governing the Senior Notes or the Company's bank credit facility. The Management Services Agreement also provides that the Company shall provide ACP and its directors, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct.

    The base annual management fee payable to ACP will be reduced as the collective beneficial ownership of Common Stock by the Aurora Partnerships declines below 50% as follows: for any period during which the collective beneficial ownership of the Aurora Partnerships is less than 50% but at least 40%, the base annual management fee payable for the period will be 80% of the original base annual management fee (as such original base annual management fee may previously have been adjusted due to discretionary increases by the Board of Directors or cost of living increases as described above, the "Original Fee"); for any period during which the Aurora Partnerships' collective beneficial ownership is less than 40% but at least 30%, the base annual management fee payable for the period will be 60% of the Original Fee; and for any period during which the collective beneficial ownership of the Aurora Partnerships is less than 30% but at least 20%, the base annual management fee payable for the period will be 40% of the Original Fee. If the Aurora Partnerships' collective beneficial ownership declines below 20%, the Management Services Agreement will terminate. As of February 4, 1999, the collective beneficial ownership of the Aurora Partnerships for purposes of the Management Services Agreement was approximately 55%. See "Security Ownership of Certain Beneficial Owners and Management."

    In October 1996, the Company granted options for an aggregate of 48,000 shares of Common Stock to Mark C. Hardy (a director of the Company), Kurt Larsen (a former director of the Company) and two consultants of the Company, all four of whom were then employees of ACP. These options, which have an exercise price of $4.67 per share, become exercisable in one-third increments on each of the first three anniversaries of the date of grant and expire in 2006. In 1997, 12,000 of these options terminated when Mr. Larsen resigned from ACP.

RELATIONSHIP WITH THE FRED JONES COMPANIES

    In March 1998 the Company purchased of Autocraft from The Fred Jones Companies, Inc. for $112.5 million in cash plus up to an additional $12.5 million to be paid in 1999 based on the performance of Autocraft's European operations during 1998. Of the $112.5 million, $1.25 million was paid to Fred Jones Industries in exchange for an agreement from Fred Jones Industries to cooperate with the Company and not compete against it for a specified period of time following the Autocraft acquisition.

    In connection with the Autocraft acquisition, the Company entered into a lease with The Fred Jones Companies pursuant to which the Company leases a manufacturing facility in Oklahoma City at a base rental rate of $26,500 per month. The lease may be terminated by either party on six months' written notice.

    As part of the Autocraft acquisition, the Company purchased substantially all of The Fred Jones Companies' computer business systems equipment and related software and support capabilities. The parties entered into an agreement under which the Company provides computer systems support to The Fred Jones Companies for a monthly fee plus the Company's cost to provide any specialized services required by The Fred Jones Companies. Through March 31, 1999 the monthly fee is $108,300, and thereafter it will be $102,500. The agreement will expire on March 31, 2000.

    The Company sells certain electronic components to automobile dealerships that are owned by a limited liability company in which The Fred Jones Companies has a significant equity interest. Sales to these dealerships totaled $95,000 during 1998.

    Fred J. Hall, who was a director of the Company prior to March 30, 1999, is
(i) the Chairman of the Board, President and Chief Executive Officer and a significant stockholder of The Fred Jones Companies, and (ii) a director, officer and significant stockholder of the corporation that is the general partner of Fred Jones Industries, which is also a significant stockholder of The Fred Jones Companies. Mr. Hall is also a limited partner of Fred Jones Industries.

INDEMNIFICATION AGREEMENTS

    The Company has entered into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Company. The Indemnification Agreements provide for, among other things, the following: (i) indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless the Company determines that such indemnification is not permitted under applicable law; (ii) the prompt advancement of expenses to the director or officer, including attorneys' fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating or defending any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to the Company if it is found that such director or officer is not entitled to such indemnification under applicable law; (iii) a mechanism through which the director or officer may seek court relief in the event the Company determines that the director or officer is not permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); and (iv) indemnification against expenses (including attorneys' fees) incurred in seeking to collect from the Company an indemnity claim or advancement of expenses to the extent successful.

REGISTRATION RIGHTS

    The holders of the Common Stock outstanding before the Company's initial public offering in December 1996 have certain "demand" and "piggyback" registration rights pursuant to a stockholders agreement. In addition, GEPT has certain "demand" and "piggyback" registration rights with respect to a portion of the shares of Common Stock owned by it.

                                  ANNUAL REPORT

    The Company's 1998 Annual Report to Stockholders is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company at One Oak Hill Center, Suite 400, Westmont, Illinois 60559. In addition, any person wishing to receive a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (excluding the exhibits thereto) may obtain a copy by sending a written request to the Company at the same address.

                              INDEPENDENT AUDITORS

    Ernst & Young LLP was the Company's independent auditors for the year ended December 31, 1998. The appointment of independent auditors is approved annually by the Board of Directors, based in part on the recommendation of the Audit Committee. The Board of Directors has not taken action yet regarding the appointment of the Company's auditors for fiscal 1999. Stockholder approval is not sought in connection with the selection of auditors.

    Representatives of Ernst & Young LLP will be present at the Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS
                   FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

    Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2000 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before December 6, 1999. The Board of Directors will review new proposals received from eligible stockholders by that date and will determine whether such proposals will be included in its 2000 proxy solicitation materials. Generally, a stockholder is eligible to present proposals if he or she has been for at least one year the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 2000 annual meeting and he or she continues to own such securities through the date on which the meeting is held.

                                  By Order of the Board of Directors

                                  /s/ Joseph Salamunovich

                                  Joseph Salamunovich,
                                  Secretary

April 5, 1999

              THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF
                          AFTERMARKET TECHNOLOGY CORP.
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 5, 1999

The undersigned stockholder of Aftermarket Technology Corp. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated April 5, 1999, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints Michael DuBose, Barry Kohn and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 5, 1999 at 9 a.m., Central time, at the Drake Hotel, 2301 South York Road, Oak Brook, Illinois, and at any adjournment or postponement thereof.

      PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN
                             THE ENCLOSED ENVELOPE.
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

     THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; WHERE NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO MATTERS DESCRIBED IN PROPOSAL 2.

            The Board of Directors recommends a vote FOR Proposal 1.

1.  ELECTION OF DIRECTORS:

/ / FOR all nominees listed below             / / WITHHOLD AUTHORITY to vote for
    (except as marked to the contrary              all nominees listed below
    below)

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

       Robert Anderson         Mark C. Hardy               William A. Smith
       Richard R. Crowell      Dr. Michael J. Hartnett     J. Richard Stonesifer
       Michael T. DuBose       Gerald L. Parsky
       Dale F. Frey            Richard K. Roeder

2. TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                         DATED: __________________________, 1999

                                         _______________________________________
                                         _______________________________________

                                         (Please sign exactly as your name
                                         appears hereon. If the stock is
                                         registered in the name of two or more
                                         persons, each should sign. When
                                         signing as an executor, administrator,
                                         trustee, guardian, attorney, or
                                         corporate officer, please add you full
                                         title as such.)

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